Exhibit 4.1

EXECUTION VERSION

SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. TRANSFER OF THESE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(c)AND 17 HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c) OF THIS NOTE.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) JULY 19, 2021 AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

Clever Leaves Holdings Inc.

Secured Convertible Note

Issuance Date: July 19, 2021 (the “Issuance Date”)	Original Principal Amount: $25,000,000.00

FOR VALUE RECEIVED, Clever Leaves Holdings Inc., a company existing under the laws of the Province of British Columbia, Canada (the “Company”), hereby promises to pay to the order of Catalina LP or its permitted assigns (the “Holder”) the amount set forth above as the Original Principal Amount (as increased or reduced pursuant to the terms hereof pursuant to PIK, redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Secured Convertible Note (including all Secured Convertible Notes issued in exchange, transfer or replacement hereof, in accordance with Section 18, this “Note”) is issued pursuant to the note purchase agreement (the “Note Purchase Agreement”) dated as of the Issuance Date between the Company and the Holder, as amended from time to time. Certain capitalized terms used herein are defined in Section 31. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note Purchase Agreement.

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest (if any) on such Principal and Interest. The Company may prepay any portion of the outstanding Principal, accrued and unpaid Interest on Principal and Interest, if any, at any time prior to the Maturity Date in its sole discretion.

2. INTEREST; INTEREST RATE.

(a) Interest on this Note shall (i) commence accruing on the Issuance Date, (ii) be computed on the basis of a 360-day year and twelve 30-day months, (iii) compound quarterly, (iv) be payable in cash on the first Trading Day of each such quarter in which Interest accrues hereunder (each, an “Interest Date”) in accordance with the terms of this Note and (v) if unpaid on an Interest Date, shall compound on such Interest Date. Prior to the payment of Interest on an Interest Date, Interest on this Note shall be payable by way of inclusion of such Interest in the Conversion Amount on each Conversion Date in accordance with Section 3 or upon any redemption in accordance with Section 4, Section 2(b) or any required payment upon any Change of Control or Bankruptcy Event of Default.

(b) Subject to Applicable Law and provided that no Event of Default has occurred, the Company may, at its option, pay any interest payment by PIK by giving notice in writing to the Holder no less than two (2) weeks prior to each quarter end.

(c) For purposes of the Interest Act (Canada), (i) whenever any Interest under this Note is calculated using a rate based on a year of 360 days the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days (y) multiplied by the actual number of days in the calendar year in which the period for which such Interest is payable (or compounded) ends, and (z) divided by 360, (ii) the principle of deemed reinvestment of interest does not apply to any Interest calculation under this Note, and (iii) the rates of Interest stipulated in this Note are intended to be nominal rates and not effective rates or yields.

(d) If any provision of this Note or of any of the other Transaction Documents would obligate any Obligor to make any payment of Interest or other amount payable to the Holder in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Holder of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to the Holder under the applicable Transaction Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

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3. CONVERSION OF NOTES. This Note shall be convertible, in whole or in part, into validly issued, fully paid and non-assessable Common Shares, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(c), the Holder shall be entitled to convert any portion of the Conversion Amount into validly issued, fully paid and non-assessable Common Shares in accordance with Section 3(b), at the Conversion Rate. The Company shall not issue any fraction of a Common Share upon any conversion. If the conversion would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share down to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount; however, for greater certainty, the Company shall not pay any income tax or capital gains taxes with respect thereto.

(b) Mechanics of Conversion.

(i) Optional Conversion by Holder. To convert any Conversion Amount into Common Shares on any Trading Date (a “Conversion Date”), the Holder shall deliver (whether via electronic mail or otherwise), for receipt by no earlier than 4:00 p.m. New York time, and no later than 11:59 p.m., New York time, on the Conversion Date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company, which Conversion Notice shall, for greater certainty, set out (i) the Conversion Amount, (ii) the calculation of the accrued Interest included in the Conversion Amount being repaid up to and including the Conversion Date, and (iii) the detailed calculation of the number of Common Shares required to be delivered in respect of such Conversion Notice.

(ii) Satisfaction of Optional Conversion. Any conversion on a Conversion Date in accordance with this Section 3(b) shall be deemed satisfied upon delivery of the appropriate number of Common Shares to the Holder by the end of the second Trading Day after the Conversion Notice is given (the “Conversion Share Delivery Deadline”). For greater certainty, the day that the Conversion Notice is given does not count as a Trading Day. The Company shall use its best efforts to meet (and use its best efforts to cause its Transfer Agent to meet) the Conversion Share Delivery Deadline upon each delivery of a Conversion Notice. Any Common Shares so delivered must satisfy the Required Unrestricted Conditions if (and only if) the applicable Conversion Date is on or after October 13, 2021. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

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(iii) Company’s Failure to Timely Convert. Upon the occurrence of a Conversion Failure (or if there shall be a failure for any other reason or for no reason, other than a Holder Delay, to deliver the applicable Common Shares on or prior to the applicable Conversion Share Delivery Deadline three (3) times in any calendar quarter or more than five (5) times in any calendar year, after which time each failure will trigger this Section 3(b)(iii)), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Conversion Share Delivery Deadline that the issuance of such Common Shares is not timely effected an amount equal to 0.75% of the product of (A) the sum of the number of Common Shares not issued to the Holder on or prior to the Conversion Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any closing trading price of the Common Shares selected by the Holder in writing during the period beginning on the applicable Conversion Date and ending on the applicable Conversion Share Delivery Deadline and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(b)(iii) or otherwise.

(iv) Return of Notes. Following a conversion of this Note in accordance with this Section 3, if requested by the Company, the Holder shall as soon as practicable and in no event later than two (2) Business Days after receipt of the Company’s request and at its own expense, surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 1(b)). If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two (2) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 1(d)) representing the outstanding Principal not converted.

(v) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the name and address of the Holder and the principal amount of the Notes held by the Holder and Interest accrued thereon (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company shall treat the Holder for all purposes (including the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only in accordance with the provisions of Regulation S of the Securities Act or pursuant to registration under the Securities Act or an available exemption therefrom and by registration of such assignment or sale on the Register; provided, however, that Registered Notes may not be assigned, transferred or sold in whole or in part to a cannabis company competitor with operations in Latin America or Europe without the Company’s prior written consent. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Notes by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Notes to the designated assignee or transferee pursuant to Section 18; provided, however, that the Company will not register any assignment, transfer or sale of any Notes not made in accordance with Regulation S or pursuant to registration under the Securities Act or an available exemption therefrom. Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(b)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. If the Company does not update the Register to record the Principal, Interest converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be), then the Register shall be automatically deemed updated to reflect such occurrence on the Business Day immediately prior to the occurrence of an Event of Default.

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(c) Limitations on Conversions.

(i) From the Issuance Date to the date which is one (1) year following the Issuance Date, the Holder acknowledges and agrees that any conversions in accordance with Section 3 shall be limited to $12,500,000, unless otherwise agreed to by the parties, of Principal, in the aggregate. Neither party shall be entitled to deliver an Optional Redemption Notice for the redemption of all or any portion of the Notes for Common Shares if at the time the Registration Statement is not effective.

(ii) In addition to the limitation provided for in Section 3(c)(i), the Holder shall not have, and irrevocably and unconditionally waives, the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion (1) the Holder, together with the other Attribution Parties would beneficially own, or (2) the Holder would have beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, Common Shares in excess of 9.99% (the “Maximum Percentage”) of the outstanding Common Shares immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned or beneficially owned, or controlled or directed, as applicable, by the applicable Person(s) shall include the number of Common Shares held by the applicable Person(s) plus the number of Common Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude Common Shares which would be issuable in excess of the Maximum Percentage upon (A) conversion of the remaining, non-converted portion of this Note and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including any convertible notes or convertible preferred shares or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(c). For the avoidance of doubt, the Company’s compliance with the limitations contained in this Section 3(c) shall not constitute an Event of Default or breach of this Agreement by the Company, and the Company shall not have any liability under this Agreement resulting therefrom.

(iii) For purposes of Section 3(c)(ii)(1), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and for purposes of Section 3(c)(ii)(1), beneficial ownership, or control or direction over, shall be determined in accordance with NI 55-104 and NI 62-104, and, in each case, having regard to the Maximum Percentage. For purposes of determining the number of outstanding Common Shares the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company, or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of Common Shares outstanding (the “Reported Outstanding Share Number”).

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(iv) If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(c), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Common Shares to be purchased pursuant to such Conversion Notice (the number of Common Shares by which such conversion is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, return the Conversion Amount related to the Reduction Shares to the Holder.

(v) In the event that the issuance of Common Shares to the Holder upon conversion of this Note results in the applicable Person(s) being deemed to beneficially own or beneficially own, or have control or direction over, as applicable, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the 1934 Act or NI 55-104 and NI 62-104, as applicable), the number of Common Shares so issued by which the applicable Person(s’)’s aggregate beneficial ownership or beneficial ownership, or control or direction over, as applicable exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares and the Holder irrevocably and unconditionally waives its right to vote and to transfer the Excess Shares.

(vi) As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return the Conversion Amount related to the Excess Shares to the Holder. Upon delivery of a written notice to the Company, the Holder may from time to time decrease or, following any such decrease, increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (x) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (y) any such increase or decrease will apply only to the applicable Person(s) of the Holder. For purposes of clarity, the Common Shares issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned or beneficially owned, or controlled or directed, as applicable, by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act or NI 55-104 and NI 62-104, as applicable. No prior inability to convert this Note pursuant to this Section 3(c) shall have any effect on the applicability of the provisions of this Section 3(c) with respect to any subsequent determination of convertibility. The provisions of this Section 3(c) shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(c) to the extent necessary to correct this Section 3(c) (or any portion of this Section 3(c)) which may be defective or inconsistent with the intended beneficial ownership or beneficial ownership, or control or direction of limitations contained in this Section 3(c) or to make changes or supplements necessary or desirable to properly give effect to such limitations. The limitations contained in this Section 3(c) may not be waived and shall apply to a successor holder of this Note and the Holder affirms the Company’s right to enforce such limitations.

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4. OPTIONAL REDEMPTION by holder or company. This Note may be redeemed, in whole or in part from time to time into validly issued, fully paid and non-assessable Common Shares, on the terms and conditions set forth in this Section 4.

(a) Redemption Right. Subject to the limitations of Section 3(c), mutatis mutandis, each of the Company and the Holder shall be entitled to redeem any portion of the outstanding and unpaid Optional Redemption Amount into validly issued, fully paid and non-assessable Common Shares by delivering the Optional Redemption Notice; provided that the closing price per Common Share quoted by the applicable Eligible Market has not been below US$7.00 per Common Share for fifteen (15) consecutive Trading Days. Upon receipt of an Optional Redemption Notice, the Company shall, within two (2) Trading Days of the Optional Redemption Date, issue such number of Common Shares. If, following the delivery of an Optional Redemption Notice by the Company, the volume-weighted average trading price of the Common Shares quoted by the applicable Eligible Market for the first hour of trading on the First Trading Date after the Redemption Date is more than five percent (5.0%) lower than the closing price per Common Share on such Optional Redemption Date, the Holder may, at its option, by not later than 11:00 a.m., New York time, following the opening of trading on such First Trading Date, provide written notice that such Optional Redemption Notice shall be null and void (provided that the Holder shall provide the Company with evidence reasonably satisfactory to the Company of such volume-weighted average trading price). For greater certainty, an Optional Redemption Notice given by the Holder shall be irrevocable, notwithstanding the opening trade price per Common share quote by the applicable Eligible Market on the First Trading Date after the Redemption Date. The Company shall not issue any fraction of a Common Share upon any redemption. If the redemption would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share down to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Common Shares upon redemption of any Optional Redemption Amount.

(b) Redemption for Cash. Notwithstanding anything else in this Section 4, if the closing price per Common Share quoted by the applicable Eligible Market has been below US$7.00 per Common Share for fifteen (15) consecutive Trading Days, neither party will be permitted to redeem any portion of the Notes until the closing price per Common Share quoted by the applicable Eligible Market has been above US$7.00 per Common Share for fifteen (15) consecutive Trading Days. At any time, including during the time while the Holder is restricted from redeeming all or any portion of the Notes pursuant to the foregoing sentence, the Holder will have the right to elect to receive cash repayments on account of Principal and accrued Interest of up to US$3,500,000 per thirty (30) consecutive calendar day period to reduce the Principal, which amount shall be reduced to US$2,000,000 at such time that the Principal is less than US$12,500,000.

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(c) Limitations on Redemptions.

(i) From the Issuance Date to the date which is one (1) year following the Issuance Date, the Company and the Holder acknowledge and agree that any redemptions in accordance with Section 4 shall be limited to $12,500,000 of Principal in the aggregate.

(ii) In addition to the limitation provided for in Section 4(c)(i), unless otherwise agreed to by the parties and subject to the rules and regulations of the Principal Market, redemptions by the Holder shall not exceed an aggregate amount of US$3,333,333 per month. Redemptions by the Company shall not exceed (i) US$1,000,000 per day, or (ii) US$2,000,000 per month, taking into account any previously completed redemptions or conversions by the Company and the Holder. Neither party shall be entitled to deliver an Optional Redemption Notice for the redemption of all or any portion of the Notes for Common Shares if at the time the Registration Statement is not effective.

(d) Mechanics of Optional Redemption.

(i) Optional Redemption. To redeem any Optional Redemption Amount into Common Shares on any Trading Date (a “Redemption Date”), the Company or the Holder, as the case may be, shall deliver (whether via electronic mail or otherwise), for receipt by no earlier than 4:00 p.m. New York time, and no later than 11:59 p.m., New York time on the Redemption Date, a copy of an executed notice of Redemption in the form attached hereto as Exhibit II (the “Optional Redemption Notice”) to the other party, which Optional Redemption Notice shall, for greater certainty, set out (i) the Optional Redemption Amount, (ii) the calculation of the accrued Interest included in the Optional Redemption Amount being redeemed up to and including the date of the Redemption Date, (iii) the Optional Redemption Rate and (iv) the detailed calculation of the number of Common Shares required to be delivered in respect of such Optional Redemption Notice.

(ii) Satisfaction of Optional Redemption. Any redemption on a Redemption Date in accordance with this Section 4 shall be deemed satisfied upon delivery of the appropriate number of Common Shares to the Holder by the end of the second Trading Day after the Option Redemption Notice is given (the “Redemption Share Delivery Deadline”). For greater certainty, the day that the Optional Redemption Notice is given does not count as a Trading Day. The Company shall use its best efforts to meet (and use its best efforts to cause its Transfer Agent to meet) the Redemption Share Delivery Deadline upon each delivery of an Optional Redemption Notice. Any Common Shares so delivered must satisfy the Required Unrestricted Conditions if (and only if) the applicable Conversion Date is on or after October 13, 2021. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares on the Redemption Date.

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(iii) Company’s Failure to Timely Redeem. Upon the occurrence of a Redemption Failure (or if there shall be a failure for any other reason or for no reason, other than a Holder Delay, to deliver the applicable Common Shares on or prior to the applicable Redemption Share Delivery Deadline more than three (3) times in any calendar quarter or more than five (5) times in any calendar year , after which time each failure will trigger this Section 4(d)(iii)), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Redemption Share Delivery Deadline that the issuance of such Common Shares is not timely effected an amount equal to 0.75% of the product of (A) the sum of the number of Common Shares not issued to the Holder on or prior to the Redemption Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any closing trading price of the Common Shares selected by the Holder in writing during the period beginning on the applicable Redemption Date and ending on the applicable Redemption Share Delivery Deadline and (2) the Holder, upon written notice to the Company, may void its Optional Redemption Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Optional Redemption Notice, provided that the voiding of a Optional Redemption Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 4(d)(iii) or otherwise.

(iv) Return of Notes. Following a redemption of this Note in accordance with Section 4, if requested by the Company, the Holder shall as soon as practicable and in no event later than two (2) Business Days after receipt of the Company’s request and at its own expense surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 1(b)). If this Note is physically surrendered for redemption and the outstanding Principal of this Note is greater than the Principal portion of the Optional Redemption Amount being redeemed, then the Company shall as soon as practicable and in no event later than two (2) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 1(d)) representing the outstanding Principal not redeemed.

(v) Principal Market Regulation. The Company shall only issue Common Shares upon conversion or redemption of this Note or otherwise pursuant to the terms of this Note to the extent the issuance of such Common Shares would not exceed the aggregate number of Common Shares that the Company may issue without violating the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, including NASDAQ Listing Rule 5635(d)); except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from counsel to the Company that such approval is not required. For the avoidance of doubt, the Company’s compliance with the limitations contained in this Section 4(d)(v) shall not constitute an Event of Default or breach of this Agreement by the Company, and the Company shall not have any liability under this Agreement resulting therefrom.

5. RIGHTS UPON EVENT OF DEFAULT.

(a) Events of Default. Each of the following events shall constitute an “Event of Default”, and each of the events in clauses (i), (vi) and (vii) shall also constitute a “Bankruptcy Event of Default”:

(i) the failure of the Registration Statement to be declared effective by the SEC by the Effectiveness Deadline in accordance with the Registration Rights Agreement, except during a Suspension (as defined in the Registration Rights Agreement);

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(ii) the effectiveness of the Registration Statement lapses after the Effectiveness Deadline (as defined under the Registration Rights Agreement) or the Registration Statement is unavailable to any holder of Common Shares for sale of all of the Holder’s Common Shares in accordance with the terms of the Registration Rights Agreement, in either case, only if such lapse or unavailability remains uncured for a period of at least five (5) consecutive Trading Days (and, for the avoidance of doubt, the availability of the Registration Statement is not suspended under Section 2.8 of the Registration Rights Agreement);

(iii) the suspension from trading or the failure of the Common Shares to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iv) The Company’s (A) failure to cure a Conversion Failure or a Redemption Failure by delivery of the required number of Common Shares within five (5) Trading Days after the applicable Conversion Date or Optional Redemption Date, as applicable, or (B) notice, written or oral, to any holder of Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion or redemption of any Notes into Common Shares that is requested in accordance with the provisions of the Notes, other than pursuant to Section 3 or 4;

(v) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest or any reimbursement obligation when and as due, in which case only if such failure remains uncured for a period of at least three (3) Trading Days;

(vi) if any Obligor or the Person primarily liable or jointly and/or severally liable, in the case of any contingent or joint and/or several obligation of any Obligor (A) fails to pay when due (whether at stated maturity or by required prepayment, acceleration, demand or otherwise) any Indebtedness between itself and any Person (other than any Indebtedness under this Agreement) or (B) is in breach or default under any term or provision of any other document, instrument or agreement evidencing or securing any other Indebtedness between itself and any Person (other than this Agreement) if in the case of (A) or (B) above, such breaches or defaults (in the aggregate) are in respect of an amount which, taken together with (x) any other such breaches or defaults in respect of such other Indebtedness, and (y) any accelerated amounts in respect of such other Indebtedness, exceeds C$1,500,000, in the aggregate; and, in either case, such breach or default is not remedied within the lesser of ten (10) Business Days or the grace period otherwise applicable thereto (to the extent such breach or default is capable of being cured);

(vii) if any Obligor shall:

(1) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or substantially all of its assets or undertaking;

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(2) make or threaten to make a general assignment for the benefit of creditors or make or threaten to make a bulk sale of its assets; or be unable, or admit in writing its inability or failure, to pay its debts generally as they become due;

(3) commence any case, proceeding or other action under any Debtor Relief Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any Debtor Relief Law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding;

(4) take corporate or partnership action for the purpose of effecting any of the foregoing; or

(5) commit or threaten to commit an act which, if committed by a corporation, would constitute bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any statute passed in substitution therefor, as amended from time to time;

(viii) if any case, proceeding or other action shall be instituted in any court of competent jurisdiction against any Obligor seeking in respect of it an adjudication in bankruptcy, reorganization, dissolution, winding-up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like of such Obligor or of all or substantially all of its assets, or any other like relief in respect of such Obligor under any Debtor Relief Law and, if such case, proceeding or other action is being contested by the Company in good faith, the same shall continue undismissed or unstayed and in effect for any period of thirty (30) consecutive days; provided that if an order, decree or judgment is granted (whether or not entered or subject to appeal) against an Obligor thereunder or a trustee, receiver or liquidator is appointed in the interim and such order, decree, judgment or appointment is not stayed or discharged within twenty (20) Business Days of it being granted, such grace period shall cease to apply;

(ix) other than as specifically set forth in another clause of this Section 2(a), if any representation or warranty made or deemed to be made by the Company or any other Obligor in any Transaction Document, certificate or document shall prove to have been incorrect provided that the incorrectness of such representation or warranty would reasonably be likely to result in a Material Adverse Change when made or deemed to be made or repeated hereunder or thereunder; provided further that if the matter, defect or deficiency which is the subject matter of the misrepresentation is capable of correction or remedy (and not merely by changing the representation made), then if it is not corrected or remedied to the satisfaction of the Holder, acting reasonably, within twenty (20) Trading Days after written notice thereof by the Holder to the Company;

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(x) other than as specifically set forth in another clause of this Section 2(a), the breach of any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of twenty (20) consecutive Trading Days;

(xi) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Sections 4.1(j), 4.2(a), 4.2(b), 4.2(f), 4.2(g) and 4.3 of the Note Purchase Agreement;

(xii) if any Obligor ceases to carry on business other than as permitted pursuant to a Fundamental Transaction and other than any cessation that would not result in a Material Adverse Change;

(xiii) if a final judgment or judgments for the payment of money shall be rendered against any Obligor in an amount in excess of C$1,500,000 and the same shall remain undischarged for a period of twenty (20) Business Days during which such judgment or judgments shall not be on appeal or execution thereof shall not be effectively stayed;

(xiv) if writs, executions, attachments or similar processes are issued or levied against any of the property of any Obligor in an aggregate amount which is in excess of C$1,500,000 and such writ, execution, attachment or similar process remains undischarged or unreleased for a period of twenty (20) Business Days;

(xv) if Encumbrances or lienors lawfully take any action against an Obligor to take possession or enforce proceedings against any property or such Obligor having a value in an aggregate amount which is in excess of C$1,500,000;

(xvi) if any material provision of any Transaction Document continues to be invalid or unenforceable in whole or in a material part, or any of the Security Interests in and to any material Collateral constituted by the Security fails to attach thereto or to have the priority intended thereby, and, in either case, the same is not cured to the satisfaction of the Holder, acting reasonably, within five (5) Trading Days after notice thereof by the Holder to the Company; or

(xvii) any Material Adverse Effect occurs.

(b) Notice of Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note (other than an Event of Default under Section 1(a)(ii)) the Company shall within one (1) Business Day deliver written notice thereof via electronic mail (a “Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of a Default Notice and the Holder becoming aware of an Event of Default Note (other than an Event of Default under Section 1(a)(ii)) and ending (such ending date, the “Event of Default Right Expiration Date”) on the twentieth (20th) Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder’s receipt of a Default Notice that includes (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Default Notice, the applicable Event of Default Right Expiration Date, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured on or prior to the Event of Default Right Expiration Date) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 2(a) shall be redeemed by the Company at the Optional Redemption Rate. To the extent redemptions required by this Section 2(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments, which will be permitted by this Note. Any redemption upon an Event of Default in accordance with this Section 1(b) shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

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(c) Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity; provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

6. RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 1(a), including agreements to deliver to the Holder in exchange for this Note a written instrument substantially similar in form and substance to this Note, including having a principal amount and interest rate equal to the Principal Amount then outstanding, Interest Rates, respectively, and having similar conversion rights as the Notes and having similar ranking security to the Note, , and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common equity is quoted on or listed for trading on an Eligible Market Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the Common Shares (or other securities, cash, assets or other property issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction), such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note for this purpose only), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 1(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 1(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note for this purpose only.

(b) Mandatory Repayment on Change of Control; Mandatory Repayment. At the sole discretion of the Holder, the Principal and all accrued and unpaid Interest (if any) thereon shall be repayable in full upon the occurrence of a Change of Control.

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7. [DELETED].

8. ADJUSTMENTS.

(a) If and whenever at any time after the Issuance Date and prior to the Maturity Date, the Company shall: (i) subdivide or re-divide its outstanding Common Shares into a greater number of Common Shares; (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares; (iii) issue options, rights, warrants or similar securities to the holders of all or substantially all of the outstanding Common Shares; or (iv) issue Common Shares or securities convertible into Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a dividend or distribution; the number of Common Shares issuable upon conversion of this Note on the date of the subdivision, re-division, reduction, combination or consolidation or on the record date for the issue of options, rights, warrants or similar securities or on the record date for the issue of Common Shares or securities convertible into Common Shares by way of a dividend or distribution, as the case may be, shall be adjusted so that the Holder shall be entitled to receive the kind and number of Common Shares or other securities of the Company which it would have owned or been entitled to receive after the happening of any of the events described in this Section 1(a), had this Note been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustments made pursuant to this Section 1(a) shall become effective immediately after the effective time of such event retroactive to the record date, if any, for such event.

(b) If and whenever at any time after the Issuance Date and prior to the Maturity Date, there is a reclassification of the Common Shares or a capital reorganization of the Company other than as described in Section 1(a) or a consolidation, amalgamation, arrangement, binding share exchange, merger of the Company with or into any other Person or other entity or acquisition of the Company or other combination pursuant to which the Common Shares are converted into or acquired for cash, securities or other property; or a sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety to any other Person (other than a direct or indirect wholly-owned subsidiary of the Company) or other entity or a liquidation, dissolution or winding-up of the Company (in any of the foregoing cases, that is not a Fundamental Transaction), the Holder, if it has not exercised its right of conversion prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, share exchange, acquisition, combination, sale or conveyance or liquidation, dissolution or winding-up, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, in lieu of the number of Common Shares then sought to be acquired by it, such amount of cash or the number of shares or other securities or property of the Company or of the Person or other entity resulting from such merger, amalgamation, arrangement, acquisition, combination or consolidation, or to which such sale or conveyance may be made or which holders of Common Shares receive pursuant to such liquidation, dissolution or winding-up, as the case may be, that the Holder would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, share exchange, acquisition, combination, sale or conveyance or liquidation, dissolution or winding-up, if, on the record date or the effective date thereof, as the case may be, the Holder had been the registered holder of the number of Common Shares sought to be acquired by it and to which it was entitled to acquire upon the exercise of its conversion right at the Conversion Price.

(c) On the occurrence of any reclassification of, or other change in, the outstanding Common Shares or any other event which is not a Fundamental Transaction or addressed in Section 1(a) or 1(b) (each, an “Unanticipated Event”), the parties will, in good faith, make such further adjustments and changes and take all necessary actions, subject to the approval of the Holder, so as to ensure that the Holder receives, upon the conversion of this Note occurring at any time after the date of the occurrence of the Unanticipated Event, such shares, securities, rights, cash or property that the Holder would have received if, immediately prior to the date of such Unanticipated Event, the Holder had been the registered holder of the number of Common Shares to which the Holder would be entitled upon the conversion of this Note into Common Shares.

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(d) The adjustments provided for in Sections 1(a), 1(b) and 1(b) are cumulative and will be made successively whenever an event referred to therein occurs.

(e) If at any time a question or dispute arises with respect to the adjustments provided for in Sections 1(a), 1(b) or 1(b), such question or dispute will be conclusively determined by a firm of nationally recognized chartered professional accountants appointed by the Company (who may be the auditors of the Company) and acceptable to the Holder. Such accountants shall have access to all necessary records of the Company and any such determination will be binding upon the Company and the Holder.

(f) The Company shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Sections 1(a), 1(b) or 1(b), deliver a certificate of the Company to the Holder specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and, if reasonably required by the Holder, such certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of nationally recognized chartered professional accountants appointed by the Company (who may be the auditors of the Company) and acceptable to the Holder.

(g) If any event requiring an adjustment under Sections in Sections 1(a), 1(b) or 1(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

9. [RESERVED].

10. [RESERVED].

11. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of the Company’s constating documents, bylaws or through any reorganization, transfer of assets, consolidation, merger, arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Common Shares upon the conversion of this Note.

12. [RESERVED].

13. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including the Business Corporations Act (British Columbia)).

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14. COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall, and shall cause each Guarantor to, comply with those covenants as set forth in Article 4 of the Note Purchase Agreement.

15. [RESERVED].

16. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change, modification, waiver or amendment to this Note. Any change, amendment, modification or waiver so approved shall be binding upon all existing and future holders of this Note; provided, however, that any such change, modification, waiver or amendment to the Notes (including, for greater certainty but without limitation, any reduction or compromise of any Principal, Interest or Interest Rate) shall be effective and apply to all of the Notes if such prior written consent is given by the Holder or Holders holding in excess of fifty-one percent (51.0%) of the Principal.

17. TRANSFER. This Note and any Common Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 3.1(h) of the Note Purchase Agreement, provided, however, that this Note and any Common Shares issued upon conversion of this Note may not be assigned, transferred or sold in whole or in part to a cannabis company competitor with operations in Latin America or Europe without the Company’s prior written consent.

18. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this Note following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

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(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least U.S.$2,000,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

19. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note. If at any time required under the terms and conditions of this Note with respect to Interest due and payable hereunder, or, subject to the prior written consent of the Holder, any other amount then due to be paid to the Holder (or its designee) hereunder, as applicable, shall be paid in additional Notes (such amount to be paid in additional Notes hereunder, each, a “PIK Amount”, on the date any such PIK Amount is due hereunder, the Principal of this Note shall automatically increase by such PIK Amount (each, a “PIK”)).

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20. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting the Holder’s rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

21. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note.

22. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

23. DISPUTE RESOLUTION.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to a Conversion Price or the arithmetic calculation of a Conversion Rate, or the Redemption Price (as the case may be) (including a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail or otherwise (A) if by the Company, within five (5) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder within five (5) Business Days after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Conversion Price or the arithmetic calculation of such Conversion Rate or such Redemption Price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Company shall select an independent, reputable investment bank acceptable to the Holder, acting reasonably, to resolve such dispute and the Company shall promptly send written confirmation of such joint selection to the Holder.

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(ii) The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 23 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m., New York time, by the fifth (5th) Business Day immediately following the date on which the Company provided notice to the Holder of the joint selection of such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation). Any and all communications between the Company, on the one hand, and the Holder, on the other hand, and such investment bank shall be made in writing and a copy provided simultaneously to the Company and the Holder and no meeting between such investment bank and the Company or the Holder shall take place unless each of the Company and the Holder are in attendance.

(iii) The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be shared equally between the Company and the Holder, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

24. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.1 of the Note Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any grant, issuances, or sales of any or rights to purchase shares, warrants, securities or other property to holders of Common Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that any material non-public information in any such notice shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Calculation of Time. When computing any time period in this Note, the following rules shall apply:

(i) the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included;

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(ii) for time periods measured in Business Days, any day that is not a Business Day shall be excluded in the calculation of the time period; and, if the day of the deadline or expiry of the time period falls on a day which is not a Business Day, the deadline or time period shall be extended to the next following Business Day;

(iii) for time periods measured in Trading Days, any day that is not a Trading Day shall be excluded in the calculation of the time period; and, if the day of the deadline or expiry of the time period falls on a day which is not a Trading Day, the deadline or time period shall be extended to the next following Trading Day;

(iv) if the end date of any deadline or time period in this Note refers to a specific calendar date and that date is not a Business Day, the deadline or time period shall be extended to the next Business Day following the specific calendar date; and

(v) when used in this Note the term “month” shall mean a calendar month.

(c) Currency. Unless otherwise specified or the context otherwise requires all dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”). All amounts denominated in Canadian Dollars (“CAD”) or other currencies (if any) shall be converted into the CAD equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar daily exchange rate as published on the Bank of Canada website pertaining to the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(d) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of Canada via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

25. CANCELLATION. After all Principal, accrued Interest, and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

26. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Purchase Agreement.

27. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein, without giving effect to any choice of law or conflict of law provision or rule (whether of the Province of Alberta or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Province of Alberta.

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28. JUDGMENT CURRENCY.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Holder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Holder could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(b) The obligations of the Company in respect of any sum due in the Original Currency from it to the Holder under any of the Transaction Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Holder of any sum adjudged to be so due in the Other Currency, the Holder may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Holder in the Original Currency, the Company agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Holder, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Holder in the Original Currency, the Holder shall remit such excess to the Company.

29. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

30. MAXIMUM PAYMENTS. Without limiting Section 7.6 of the Note Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by Applicable Law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such Applicable Law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

31. LIMITATION ON LIABILITY OF US GUARANTORS. Notwithstanding anything to the contrary contained in this Section 31, the maximum liability of any US Guarantor under this Section 31 shall be 95% of the Net Assets of such US Guarantor.

32. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Affiliate” means, in relation to any Person (the “first named person”), any other Person that Controls, is Controlled by or is under common Control with the first named person; provided that, for greater certainty, neither the Company nor any of its subsidiaries is an Affiliate of the Lender or any of its subsidiaries for the purposes of this Note.

(d) “Approved Share Plan” means any employee or director benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the Issuance Date pursuant to which Common Shares and standard options to purchase Common Shares may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

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(e) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City or the Province of Alberta are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York City or the Province of Alberta generally are open for use by customers on such day.

(g) “Change of Control” means if (i) the current shareholders of the Company cease to own, directly or indirectly, legally and beneficially, or cease to Control (directly or indirectly) at least 51% of the issued and outstanding capital stock of the Company, (ii) the Company ceases to own, directly or indirectly, legally and beneficially, 100% of the issued and outstanding capital stock of any Guarantor, or (iii) the Company ceases to Control (directly or indirectly) any Guarantor.

(h) “Common Shares” means (i) the Company’s common shares, no par value per share, and (ii) any share capital into which such common shares shall have been changed or any share capital resulting from a reclassification of such common shares.

(i) “Conversion Amount” means the sum of (x) the portion of the Principal to be converted with respect to which this determination is being made and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount, if any.

(j) “Conversion Failure” means any failure by the Company to deliver the applicable Common Shares on or prior to the applicable Conversion Share Delivery Deadline, if such failure results from a Treasury Order Default (for greater certainty, a Conversion Failure shall not occur as a result of a Holder Delay).

(k) “Conversion Price” means, as of any Conversion Date or other date of determination, US$13.50, subject to adjustment as provided herein.

(l) “Conversion Rate” means the number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) determined by dividing (x) the Conversion Amount by (y) the Conversion Price.

(m) “Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies Creditors’ Arrangement Act (Canada), the Business Corporations Act (British Columbia), the Canada Business Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of Canada or other applicable jurisdictions from time to time in effect.

(n) “Determination Date” means each of (1) the date on which such US Guarantor becomes obligated under Clause 31, (2) the date of the commencement of a case under the US Bankruptcy Code in which such US Guarantor is a debtor and (3) the date of enforcement of the liabilities of such US Guarantor under Clause 31.

(o) “Eagle Holdings” means Eagle Canada Holdings Inc., a corporation incorporated under the laws of the Province of British Columbia.

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(p) “Eligible Market” means the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the Principal Market, the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange and the OTC US Market so long as, in the case of the OTC US Market only, the market capitalization of the Company is $150 million or more.

(q) “First Trading Date” means the first (1st) Trading Day after the applicable Conversion Date or Optional Redemption Date, as the case may be.

(r) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate, amalgamate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer (including any take-over bid) that is accepted by the holders of at least either (x) 50% of the outstanding Common Shares, (y) 50% of the outstanding Common Shares calculated as if any Common Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Common Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Common Shares, or (iv) consummate a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Common Shares, (y) at least 50% of the outstanding Common Shares calculated as if any Common Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock or share purchase agreement or other business combination were not outstanding; or (z) such number of Common Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Common Shares, or (v) reorganize, recapitalize or reclassify its Common Shares, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, becomes subject to or allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Common Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares not held by all such Subject Entities as of the date of this Note calculated as if any Common Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Common Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Common Shares without approval of the shareholders of the Company, (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction, or (D) any transaction substantially similar to (or having an effect substantially similar to) any of the foregoing transactions as otherwise recognized or determined under Applicable Law.

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(s) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder, and, as applicable, any similar or corresponding concept under Applicable Law.

(t) “Guarantors” means Clever Leaves International Inc., 1255096 B.C. Ltd., NS US Holdings, Inc., Herbal Brands, Inc., Northern Swan International, Inc., Northern Swan Management, Inc., Northern Swan Deutschland Holdings, Inc., Northern Swan Portugal Holdings, Inc. and “Guarantor” means any of them.

(u) “Holder Delay” means any delay which results in the failure by the Company to deliver Common Shares in accordance with Section 3(c) which is caused by any action or inaction on the part of the Holder (including, without limitation, any failure to adequately provide any “know your client”, anti-money laundering or other similar customary documentation required by the Transfer Agent.

(v) “Interest Rate” means (i) prior to the occurrence of an Event of Default, five percent (5.0%) per annum, and (ii) while any Event of Default is continuing, ten percent (10.0%) per annum.

(w) “Maturity Date” shall mean July 19, 2021; as may be amended in accordance with this Note.

(x) “Net Assets” means the highest amount, determined as of any Determination Date, by which (a) all of any US Guarantor’s property at fair valuation (within the meaning of Section 101(32)(A) of the US Bankruptcy Code but excluding the capital stock or other ownership interests issued by any other Guarantor or by any other person that is required hereby to become a Guarantor) exceeds (b) such US Guarantor’s debts (as defined in Section 101(12) of the US Bankruptcy Code but excluding its obligations under Section 31).

(y) “NI 55-104” means National Instrument 55-104 – Insider Reporting Requirements and Exemptions of the Canadian Securities Administrators, as amended and the rules and regulations thereunder.

(z) “NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators, as amended and the rules and regulations thereunder.

(aa) “Optional Redemption Amount” means the sum of (x) the portion of the Principal to be redeemed with respect to which this determination is being made and (y) all accrued and unpaid Interest (including any increase to the Interest Rate resulting from the continuance of an Event of Default) with respect to such portion of the Principal amount, if any.

(bb) “Optional Redemption Notice” has the meaning given to such term in Section 4(d)(i).

(cc) “Optional Redemption Price” means, as of the date of determination, the greater of: (i) a price per Common Share that is equal to an 8% discount to the closing price of the Common Shares on the Optional Redemption Date, and (ii) US$6.44, subject to adjustment as provided herein.

(dd) “Optional Redemption Rate” means the number of Common Shares Issuable upon redemption of any Optional Redemption Amount pursuant to Section 4(a) determined by dividing (x) the Optional Redemption Amount by (y) the Optional Redemption Price.

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(ee) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ff) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(gg) “PIK” has the meaning given to such term in Section 19.

(hh) “Principal Market” means The Nasdaq Stock Market.

(ii) “Redemption Date” has the meaning given to such term in Section 4(e)(i).

(jj) “Redemption Failure” means any failure by the Company to deliver the applicable Common Shares on or prior to the applicable Redemption Share Delivery Deadline, if such failure results from a Treasury Order Default (for greater certainty, a Redemption Failure shall not occur as a result of a Holder Delay).

(kk) “Registration Statement” has the meaning given to it in the Registration Rights Agreement.

(ll) “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Issuance Date, by and among the Company and the Holder relating to, among other things, the registration of the resale of the Common Shares issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes, as may be amended from time to time.

(mm) “Required Unrestricted Conditions” means either (i) the Common Shares are available to be sold pursuant to an effective and available registration statement under the 1933 Act in accordance with, and subject to the limitations set forth in, the Registration Rights Agreement (including the limitations set forth in Section 2.8 of the Registration Rights Agreement), or (ii) the Common Shares are eligible to be sold, assigned or transferred under Rule 144 (provided that the Holder provides the Company with reasonable assurances (including customary representation letters) that such Common Shares are eligible for sale, assignment or transfer under Rule 144.

(nn) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(oo) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(pp) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(qq) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Shares, any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded, provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Shares, any day on which the Principal Market (or any successor thereto) is open for trading of securities.

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(rr) “Transaction Documents” means, collectively, this Note, the Note Purchase Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

(ss) “Transfer Agent” means, the Company’s then-current transfer agent as duly appointed by the Company from time to time.

(tt) “Treasury Order Default” means the Company’s failure to deliver to the Transfer Agent an instruction letter, treasury order, or equivalent instruction with details of any applicable number of Common Shares, the recipient’s information, and any legend requirements.

(uu) “US Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the US Code), as amended.

(vv) “US Guarantor” means any Guarantor organized or formed under the law of any State of the United States of America.

33. DISCLOSURE. Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 a.m., New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries.

34. ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

CLEVER LEAVES HOLDINGS INC.

By:	/s/ Kyle Detwiler
	Name:	Kyle Detwiler
	Title:	Chief Executive Officer

Signature Page – Senior Convertible Note

EXHIBIT I

CLEVER LEAVES HOLDINGS INC.
CONVERSION NOTICE

Reference is made to the Secured Convertible Note (the “Note”) issued to the undersigned by Clever Leaves Holdings Inc., a company incorporated under the laws of the Province of British Columbia, Canada (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Common Shares, no par value per share (the “Common Shares”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of Common Shares to be issued:

☐ Check here if the Holder not a U.S. person (as defined in Regulation S) and is not acting for the account or benefit of a U.S. Person.

Please issue the Common Shares into which the Note is being converted (in the form of uncertificated shares represented by an electronic position) to Holder, or for its benefit, as follows:

Issue to:	Name of registered holder:
Mailing Address:
Email Address:
Phone Number:

☐ Check here if requesting the shares be certificated (if permitted by law) and the delivery of a paper certificate to the following mailing address:

Issue a certificate in paper form and deliver the certificate to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

E-mail Address:

Phone Number:

EXHIBIT II

CLEVER LEAVES HOLDINGS INC.
REDEMPTION NOTICE

Reference is made to the Secured Convertible Note (the “Note”) issued to the undersigned by Clever Leaves Holdings Inc., a company incorporated under the laws of the Province of British Columbia, Canada (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to redeem the Redemption Amount (as defined in the Note) of the Note indicated below in exchange for (as indicated below) cash or Common Shares, no par value per share (the “Common Shares”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Redemption:

Aggregate Principal to be redeemed:

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal and such Aggregate Interest to be redeemed:

AGGREGATE REDEMPTION AMOUNT TO BE REDEEMED:

Please confirm the following information:

Redemption for Common Shares or cash:

If redemption is for Common Shares, Redemption Price:

Number of Common Shares to be issued:

☐ Check here if the Holder not a U.S. person (as defined in Regulation S) and is not acting for the account or benefit of a U.S. Person.

Please issue the Common Shares into which the Note is being converted (in the form of uncertificated shares represented by an electronic position) to Holder, or for its benefit, as follows:

Issue to:	Name of registered holder:
Mailing Address:
Email Address:
Phone Number:

☐ Check here if requesting the shares be certificated (if permitted by law) and the delivery of a paper certificate to the following mailing address:

Issue a certificate in paper form and deliver the certificate to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

E-mail Address:

Phone Number: